FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT is made on the 6th day of March 2025, by and between:

1.	Nomura Alternative Income Fund, a Delaware statutory trust (the “Fund”); and

2.	Nomura Capital Management LLC (formerly, Nomura Private Capital LL), a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund and the Investment Manager have entered into an investment advisory agreement dated the 13th day of February, 2023, relating to the provision of investment management services to the Fund (the “Investment Management Agreement”);

WHEREAS, in accordance with Section 17 of the Investment Management Agreement the Fund and the Investment Manager now wish to amend Section 13 of the Investment Management Agreement as set out in this amendment agreement (the “Amendment”).

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed as follows:

1.	Section 13 of the Investment Management Agreement shall be deleted in its entirety and replaced with the following:

SECTION 13. DURATION AND TERMINATION.

(a) This Agreement, unless sooner terminated as provided herein, shall remain in effect until December 15, 2025 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

2.	All references to “Nomura Private Capital LLC” shall be deleted in their entirety and replaced with “Nomura Capital Management LLC” to reflect the name change of the Investment Manager.

3.	Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Investment Management Agreement.

4.	This Amendment is subject to and shall be construed and enforced with the laws applicable to the Investment Management Agreement and the jurisdiction provisions of the Investment Management Agreement shall apply equally to this Amendment.

5.	This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Parties agree that this Amendment may be exchanged by electronic means and that any portable document format (pdf) file, facsimile or other reproduction of its signature on any counterpart of this Amendment shall be equal to and enforceable and shall have the same binding force and effect as its original signature.

6.	Except as expressly amended by the Amendment, the Parties hereby confirm that in all other respects the Investment Management Agreement and the rights and obligations therein remain in full force and effect.

7.	This Amendment shall take effect immediately upon execution.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

For and on behalf of

Nomura Alternative Income Fund

Signed:/s/ Robert Stark

Name: Robert Stark

Title: President

For and on behalf of

Nomura Capital Management LLC

Signed:_/s/ Robert Stark

Name: Robert Stark

Title: Chief Executive Officer